JOINDER AGREEMENT
This Joinder Agreement (this "Agreement") is dated June 29, 2018 (the "Effective Date") and is being entered into by and among Condor Hospitality Trust, Inc., a Maryland corporation (the "Company"), Real Estate Strategies L.P., a Bermuda limited partnership ("RES") and an affiliate of IRSA Inversiones y Representaciones Sociedad Anónima, an Argentine sociedad anónima ("IRSA"), Real Estate Investment Group VII L.P., a Bermuda limited partnership ("HoldCo") and a wholly-owned subsidiary of IRSA.
WHEREAS, RES advises the Company that, concurrently with the execution of this Agreement, it will transfer shares of common stock of the Company and shares of 6.25% Series E Cumulative Convertible Preferred Stock of the Company (the "Series E Preferred Stock") to Holdco;
WHEREAS, following such transfer, RES will hold shares of common stock of the Company and shares of Series E Preferred Stock;
WHEREAS, following such transfer, HoldCo will hold shares of common stock of the Company and shares of Series E Preferred Stock;
WHEREAS, RES and/or IRSA are parties to certain contracts with the Company; and
WHEREAS, RES and HoldCo are affiliates and wish to jointly hold all of RES' current rights, interests, obligations and liabilities under such contracts.
NOW, THEREFORE, the parties, intending to be legally bound hereby, and for good and valuable consideration as set forth herein, the receipt and sufficiency of which are hereby acknowledged, hereby incorporate the foregoing recitals and agree as follows:
1. Definitions.  For purposes of this Agreement:
"Contracts" mean, collectively, all of the following agreements:
(a)	Directors Designation Agreement dated as of February 1, 2012 by and among RES and the Company ("Directors Designation Agreement");
(b)	Investor Rights and Conversion Agreement dated as of February 1, 2012 by and among RES, IRSA, and the Company ("Investor Rights Agreement");
(c)	Registration Rights Agreement dated February 1, 2012 by and among RES, IRSA, and the Company ("Registration Rights Agreement");
(d)	Agreement dated March 16, 2016 by and among RES, IRSA, and the Company ("2016 Agreement");
(e)	Agreement dated February 28, 2017 by and among RES, IRSA, and the Company ("2017 Agreement"); and
(f)	Convertible Promissory Note dated March 16, 2016 by the Company to RES ("Promissory Note").
"Ownership Limitation Exemption" means exemption from the Company's charter prohibition on any shareholder beneficially owning more than 9.9% of common stock or 9.9% of any class or series of preferred stock of the Company granted pursuant to Article IX(A)(7) of the Company's Amended and Restated Articles of Incorporation.
2. Joinder
2.1 RES hereby consents to HoldCo becoming a party to the Contracts jointly with RES as though RES and HoldCo were a joint and original party thereto;
2.2 HoldCo hereby agrees to becoming a party to the Contracts jointly with RES as though RES and HoldCo were a joint and original party thereto and HoldCo (a) assumes jointly with RES all of the pre-existing and future obligations and liabilities of RES under the Contracts and jointly with RES accepts all current rights and privileges of RES under the Contracts, and (b) agrees to perform the Contracts and be bound by their respective terms in every way, as if it were the original party to the Contracts jointly with RES.
2.3 The Company and IRSA hereby consent to the foregoing.
2.4 For clarity of the intent of this Agreement, the defined term for RES in each of the Contracts shall mean the RES and HoldCo jointly but not severally, with the effect, but not limited to, the following:
(a)
the percentages for determining the number of director designees set forth in Section 2.02 of the Directors Designation Agreement and Section 2(d) of the 2017 Agreement shall be determined by the collective voting power of RES and HoldCo in the election of directors of the Company, and such director designations shall be made jointly, and not separately, by RES and HoldCo;

(b)	the minimum shareholdings for exercise of preemptive rights pursuant to Section 3 of the Investor Rights Agreement shall be determined by the collective shareholdings of the RES and HoldCo;
(c)	HoldCo holds 66.788227% of the interest in the Promissory Note; and
(d)
all requests or directions for Company performance under the terms of the Contracts will be made jointly, and not separately, by RES and HoldCo except for registration requests under the Registration Rights Agreement, which may be made separately.

3. Representations and Warranties of RES and HoldCo.  Each of RES and HoldCo jointly and severally represent and warrant to the Company:
3.1 It is duly organized and validly existing under the laws of the jurisdiction of its organization and is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended;
3.2 This Agreement and each transaction contemplated under this Agreement including the joinder under the Contracts are within its powers and have been duly authorized by all necessary corporate or partnership actions on its part. This Agreement has been duly executed and delivered by it and this Agreement, with respect to it, and the Contracts, with respect to each of RES and HoldCo, constitutes its and their legal, valid and binding obligation, enforceable in accordance with the respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
3.3 This Agreement and each transaction contemplated do not (i) require any consent, authorization of or approval of, registration or filing with, notice to, or any other action by any governmental authority or other third party which has not been received; (ii) violate its organizational documents; (iii) violate any Applicable Law, except for any such violation which could not reasonably be expected to result in a material adverse effect on the business or assets of the Company; (iv) violate or result in default or require any consent or approval which has not been received under any material contract binding upon it or its property; and (v) result in the creation or imposition of any lien, charge or encumbrance, on the Contracts;
3.4 There are no proceedings, at law or in equity, by or before any governmental authority now pending or, to its knowledge, threatened in writing against or affecting it or any of its business, property or rights that involve this Agreement or any of the transactions contemplated hereunder including assignment of the Contracts; and
3.5 Each has received all licenses, registrations, permits, consents and approvals of any type whatsoever necessary to enter into, and perform its obligations under, this Agreement and in connection with the transactions described herein, including the required consent of the holders of the Series E Preferred Stock for RES and HoldCo to receive an Ownership Limitation Exemption and the issuance of such Ownership Limitation Exemption by the Company.
4. Miscellaneous.
4.1 Successors and Assigns.  Any assignment of this Agreement or any of the rights or obligations under this Agreement by any of the parties hereto (whether by operation of law or otherwise) shall be void, invalid and of no effect without the prior written consent of the other parties hereto; provided, that any such assignment shall not release, or be construed to release the assignor from its duties and obligations under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
4.2 Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.
4.3 Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by portable document format (pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
4.4 Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
4.5 Notices.  All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a), as follows:
If to the Company:
1800 West Pasewalk Ave., Suite 200
Norfolk, Nebraska 68701
Attention: Chief Executive Officer
Telephone:  (402) 371-2520
 E-mail:  bblackham@trustcondor.com
with a copy (which shall not constitute notice) to:
4800 Montgomery Lane, Suite 220
Bethesda, Maryland 20814
Attention:  Chief Financial Officer
Telephone:  (402) 371-2520
 E-mail:  jgantt@trustcondor.com
Guy Lawson
McGrath North Mullin & Kratz, PC LLO
First National Tower, Suite 3700
1601 Dodge Street
Omaha, Nebraska  68102
Telephone: (402) 633-1402
 E-mail:  glawson@mcgrathnorth.com
If to RES or IRSA:  as set forth in the Directors Designation Agreement
If to HoldCo:  c/o IRSA
4.6 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of all parties hereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
4.7 Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
4.8 Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof.
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IN WITNESS WHEREOF, this Agreement has been duly executed as of the Effective Date.

CONDOR HOSPITALITY TRUST, INC.
By:       /s/ J. William Blackham
Name:  J. William Blackam
Title:    President and Chief Executive Officer
REAL ESTATE STRATEGIES L.P.

By:	JIWIN S.A. General Partner
By:       /s/ Alejandro G. Elsztain
Name:  Alejandro G. Elsztain
Title:    Second Vice President
IRSA INVERSIONES Y REPRESENTACIONES SOCIEDAD ANÓNIMA
By:        /s/ Alejandro G. Elsztain
Name:   Alejandro G. Elsztain
Title:     Attorney
By: /s/ Gaston A. Lernoud
Name:    Gaston A. Lernoud
Title:      Attorney
REAL ESTATE INVESTMENT GROUP VII L.P.
By:	JIWIN S.A. General Partner
By:         /s/ Alejandro G. Elsztain
Name:    Alejandro G. Elsztain
Title:      Second Vice President
[Signature Page to Assignment and Assumption Agreement]